Exhibit L-1

                             National Grid Group plc
                             And Its Subsidiaries/1
                              As of January 1, 2002


1. National Grid Group plc is a registered holding company.

   1.1 National Grid (US) Holdings Ltd., a limited company organized under the laws of England and Wales, is an intermediate holding company.

      1.1.1 National Grid (US) Investments 4, an unlimited company organized under the laws of England and Wales, is an intermediate holding company.

         1.1.1.1 National Grid (US) Partner 1, a limited company organized under the laws of England and Wales, is an intermediate holding company.

         1.1.1.2 National Grid (US) Partner 2, a limited company organized under the laws of England and Wales, is an intermediate holding company.

         1.1.1.3 National Grid Eight Limited, a limited company organized under the laws of England and Wales, is a special-purpose investment vehicle.

            1.1.1.1.1 National Grid General Partnership, a Delaware general partnership, is an intermediate holding company.

               1.1.1.1.1.1 National Grid Holdings Inc., a Delaware corporation is an intermediate holding company.

               1.1.1.1.1.2 Teldata LLC, a Delaware limited liability company, is inactive.

                  1.1.1.1.1.1.1 National Grid USA, a Delaware corporation is an intermediate holding company.

                     1.1.1.1.1.1.1.1 Granite State Electric Company
                     ("Granite State"), a New Hampshire corporation is a public utility company engaged in the delivery of electric energy to approximately 37,000 customers in 21 New Hampshire communities. The Granite State service territory has a population of approximately 73,000 (1990 Census) and includes the Salem area of southern New Hampshire and several communities along the Connecticut River. Granite State owns approximately 1,049 pole miles of electric transmission and distribution lines.

                     1.1.1.1.1.1.1.2 Massachusetts Electric Company ("Mass. Electric"), a Massachusetts corporation is a public utility company engaged in the delivery of electric energy to approximately 1,000,000 customers in an area comprising approximately 43 % of Massachusetts. Mass. Electric's service area consists of 146 cities and towns, including the highly diversified commercial and industrial cities of Worcester, Lowell and Quincy. The population of the service area is approximately 2,160,000 (1990 Census), or 36% of the total population of the state. Mass. Electric owns approximately 16,021.98 pole miles of electric transmission and distribution lines.

                     1.1.1.1.1.1.1.3 Nantucket Electric Company ("Nantucket"), a Massachusetts corporation provides electric utility service to approximately 10,000 customers on Nantucket Island in Massachusetts. Nantucket Island's year-round population is approximately 6,000, with a summer peak of approximately 40,000. Nantucket's service area covers the entire island. Nantucket owns approximately 110 pole miles of electric transmission and distribution lines.

                     1.1.1.1.1.1.1.4 New England Power Company ("NEP"), a Massachusetts corporation is principally engaged in the transmission of electricity and the sale of electric energy from its remaining generating capacity. For the 12 months ended March 31, 2000, 59% of NEP's revenues related to the recovery of the contract termination charge (CTC), 22% for transmission service and 19% from sales of electricity for resale. In September 1998, NEP completed the sale of substantially all of its non-nuclear generating business and is currently attempting to sell its minority interests in three operating nuclear power plants and one fossil-fuelled generating station in Maine.

                        1.1.1.1.1.1.1.4.1 Connecticut Yankee Atomic Power Co., a Connecticut corporation has permanently ceased operations.

                        1.1.1.1.1.1.1.4.2 Maine Yankee Atomic Power Co., a Maine corporation has permanently ceased operations.

                        1.1.1.1.1.1.1.4.3 Vermont Yankee Nuclear Power Corporation, a Vermont corporation is the licensed operator of the Vermont Yankee nuclear facility which has a gross maximum dependable capacity of approximately 535 MW. NEPCO receives a portion of the plant's output.

                        1.1.1.1.1.1.1.4.4 Yankee Atomic Electric Co., a Massachusetts corporation has permanently ceased operations.

                        1.1.1.1.1.1.1.4.5 New England Hydro-Transmission Electric Co., Inc., ("Mass. Hydro"), a Massachusetts corporation, 60.51% (including NEPCO and Montaup's interest) of the voting stock of which is held by National Grid USA, operates a direct current/alternating current terminal and related facilities for the second phase of the Interconnection and 12 miles of high-voltage direct current transmission line in Massachusetts. As of March 31, 2000, Mass. Hydro had total assets of $150.9 million, operating revenues of $35.2 million, and net income of $7.0 million for the 12 months to date.

                           1.1.1.1.1.1.1.4.5.1 New England Hydro-Finance Company, Inc. ("NE Hydro Finance"), a Massachusetts corporation is owned in equal shares by Mass. Hydro and N.H. Hydro and provides the debt financing required by the owners to fund the capital costs of their participation in the Interconnection.

                        1.1.1.1.1.1.1.4.6 New England Hydro Trans Corp.,
                        ("N.H. Hydro"), a New Hampshire corporation, in which National Grid USA holds 60.51% (including NEPCO and Montaup's interest) of the common stock, operates 121 miles of high-voltage direct current transmission line in New Hampshire for the second phase of the Interconnection, extending to the Massachusetts border.

                     1.1.1.1.1.1.1.5 Wayfinder Group, Inc. ("Wayfinder"), a Massachusetts corporation, provides consulting services and product licenses to unaffiliated utilities in the areas of electric utility restructuring and customer choice. Monitoring Technologies, Inc., Nexus Energy Software, Inc. and Separation Technologies, Inc. are owned in part by Wayfinder and are described below.

                        1.1.1.1.1.1.1.5.1 NEWHC, Inc., formerly New England Water Heater Company, Inc. is inactive.

                        1.1.1.1.1.1.1.5.2 Monitoring Technology Corp. ("MTC"), a Delaware corporation designs, develops, manufactures and markets microprocessor-based products that monitor wear and forecast failure of components in machinery. Wayfinder has a 4% ownership interest in MTC.

                        1.1.1.1.1.1.1.5.3 Nexus Energy Software Inc., a Massachusetts corporation develops and licenses its software to utilities and operates a website which targets energy consumers for the purpose of helping them make energy choices. Wayfinder holds 9.9% of the voting securities of Nexus.

                        1.1.1.1.1.1.1.5.4 Separation Technologies Inc. ("STI"), a Delaware corporation is a provider of ash processing equipment, project financing, operations and marketing services related to its equipment. Wayfinder has a 5.02% ownership interest with a voting stock ownership interest of 5.67% in STI, and as described below, EUA Energy Investment Corp. also owns a 9% voting and economic interest.

                     1.1.1.1.1.1.1.6 NEES Energy Inc. ("NEES Energy"), a Massachusetts corporation is an energy marketing subsidiary of National Grid USA. As of March 31, 2000, NEES Energy had total assets of $204 million, operating revenue of $530 million and a net loss of $8.2 million for the 12 months to date.

                        1.1.1.1.1.1.1.6.1 AEMC, LLC (formerly AllEnergy Marketing Co., LLC) a Delaware limited liability company is inactive.

                           1.1.1.1.1.1.1.6.1.1 AEDR Fuels LLC, a Maine limited liability company is inactive.

                     1.1.1.1.1.1.1.7 EUA Energy Investment Corp., is a Massachusetts corporation engages in the following business activities: the business of identifying, evaluating, investing in or participating in the ownership, operation and maintenance of cogeneration and small power production facilities and other energy or energy conservation related business; and in general to carry on any and all businesses and activities permitted corporations organized pursuant to said Chapter 156B wherever the same lawfully may be done.

                        1.1.1.1.1.1.1.7.1 EUA Bioten, Inc., a Massachusetts corporation, is inactive.

                        1.1.1.1.1.1.1.7.2 Eastern Unicord Corp., a Massachusetts corporation, is inactive.

                        1.1.1.1.1.1.1.7.3 Separation Technologies, Inc. ("STI"), a Delaware corporation is a provider of ash processing equipment, project financing, operations and marketing services related to its equipment. EUA Energy Investment Corp. owns a 9% voting and economic interest in STI, and, as discussed earlier, Wayfinder also has a 5.02% ownership interest with a voting stock ownership interest of 5.67% in STI.

                     1.1.1.1.1.1.1.8 The Narragansett Electric Company ("Narragansett"), a Rhode Island corporation is a public utility company engaged in the delivery of electric energy to approximately 335,000 customers in Rhode Island. Its service area covers about 839 square miles, or 80% of the area of the state, and encompasses 27 cities and towns, including Providence, East Providence, Cranston and Warwick. The population of the service area is approximately 725,000 (1990 Census) or 72% of the total population of the state. Mass. Electric owns approximately 16,021.98 pole miles of electric transmission and distribution lines.

                     1.1.1.1.1.1.1.9 New England Electric Transmission Corp. ("NEET"), a New Hampshire corporation is a subsidiary of National Grid USA, owns and operates a direct current/alternating current converter terminal facility for the first phase of the Hydro-Quebec and New England interconnection (the "Interconnection") and six miles of high voltage direct current transmission line in New Hampshire.

                     1.1.1.1.1.1.1.10 National Grid Transmission Services Corp., a Massachusetts corporation, engages in: the business of providing technical, operational, management, development, engineering and other similar kinds of services relating to electric power transmission and distribution and related services, and to carry on any other related lawful business permitted by the laws of Massachusetts to a corporation organized under the Massachusetts Business Corporation Law, Chapter 156B of the Massachusetts General Laws.

                     1.1.1.1.1.1.1.11 National Grid USA Service Company Inc. is a Massachusetts corporation and service company. On May 1, 2000, New England Power Service Company merged with EUA Service Corporation and changed its name to National Grid USA Service Company, Inc.

                     1.1.1.1.1.1.1.12 NEES Communications, Inc. ("NEESCom"), a Massachusetts corporation is an exempt telecommunications company that presently focuses on dark fiber licensing.

                        1.1.1.1.1.1.1.12.1 Goddard GigaPoP LLC is a Delaware limited liability corporation formed on April 18, 2000, is 50% owned by NEESCom and 50% owned by non affiliates. It's business is to develop, operate, and maintain an Internet 2 GigaPoP facility and market and sell access thereto.

                        1.1.1.1.1.1.1.12.2 NEES Telcommunications Corp., a Massachusetts corporation is inactive

                     1.1.1.1.1.1.1.13 Metrowest Realty LLC, a Delaware limited liability company is a subsidiary of National Grid USA conducts real estate investment and management activities.

                     1.1.1.1.1.1.1.14 New England Energy Inc. ("NEEI"), a Massachusetts corporation, is inactive.

                     1.1.1.1.1.1.1.15 New England Wholesale Electric Co. a Massachusetts corporation, is inactive.

   1.2 National Grid Holdings Ltd. is an intermediate holding company. In addition to the active subsidiaries listed below, National Grid Holdings has a number of dormant subsidiaries (often formed for purposes of potential projects that are not realised) that are not included herein. Except as noted, all the entities listed below are organised under the laws of England and Wales.

      1.2.1 National Grid Company plc ("NGC") is the electricity transmission company in England and Wales. As a transmission asset owner, NGC provides a transmission service on a for-profit, non-discriminatory basis and maintains and makes improvements to optimise access to the transmission system of England and Wales. As system operator, it also matches generation and demand on the transmission system in real time through a balancing services activity, and procures ancillary services to ensure network security and stability. NGC is subject to regulatory controls overseen by the United Kingdom regulator, The Office of Gas and Electricity Markets, in respect of its transmission asset owner activities and its system operator activities.

         1.2.1.1 NGC Leasing Ltd. is engaged in the leasing of motor vehicles for use by employees of the National Grid group.

         1.2.1.2 NGC Properties Ltd. owns and develops property that is not used for the operation of the transmission system in England and Wales, usually with a view toward eventual sale.

         1.2.1.3 National Grid Nominees Limited serves as a shareholder for a number of National Grid Group entities. This company is not otherwise an operating company.

            1.2.1.3.1 New National Grid Plc is a company organised under the laws of England and Wales which will become the new holding company for the National Grid group.

               1.2.1.3.1.1 Grid Delaware Inc. is a Delaware corporation formed in connection with the proposed acquisition by National Grid of Niagara Mohawk Holdings Inc.

      1.2.2 National Grid Four Limited holds 123,582,445 shares in Energis plc (7.10%) and NGG Telecoms Limited holds 442,500,000 shares in Energis plc (25.45%). Energis plc is not controlled by National Grid and further information concerning the subsidiaries of Energis plc is not known or reasonably available to National Grid.

      1.2.3 National Grid Jersey Holdings Five Limited is a company organized under the laws of Jersey and is a holding company. It was incorporated and became a subsidiary on 14 March 2001.

         1.2.3.1 National Grid Three Limited is an intermediate holding company for part of National Grid \ Holdings' interest in Energis plc.

            1.2.3.1.1 NGG Telecoms Limited is an intermediate holding company.

               1.2.3.1.1.1 Energis plc in which the National Grid group has an economic interest in 32.559%, is a company listed on the Official List of the London Stock Exchange and on NASDAQ and is the parent company of the Energis group. Further information about Energis plc's business and subsidiaries is contained in its Form 20-F dated 11 September 2000 SEC file number 0-29552.

      1.2.4 NGG Telecoms Investment Limited is a holding company for part of National Grid Holding's investment in Energis plc.

      1.2.5 National Grid Jersey Holdings Four Limited is a company organized under the laws of Jersey and is a holding company. It was incorporated and became a subsidiary on 23 February 2001.

         1.2.5.1 Gridcom Limited is a company organized under the laws of England and Wales and installs and maintains telecommunications equipment. It became a subsidiary on 28 February 2001.

      1.2.6 National Grid Jersey Holdings Three Limited is a company organised under the laws of Jersey and is a holding company for National Grid's interest in Myutility.com, Inc.

         1.2.6.1 MyUtility Inc in which National Grid Jersey Holdings Three Limited has a 10% interest, is a company organised under the laws of the state of Delaware and is engaged in the provision of on-line energy saving solutions.

      1.2.7 National Grid Jersey Holdings Two Limited is a company organised under the laws of Jersey and is a former holding company.

      1.2.8 National Grid Gold Limited provides financial management services to National Grid group companies.

      1.2.9 National Grid Insurance Limited is a company organised in Guernsey in connection with the self- insured retention of NGC's transmission assets. National Grid Holdings holds all of the ordinary shares of National Grid Insurance Limited and an unaffiliated bank holds its preference shares remaining in issue.

      1.2.10 National Grid Two Limited provides financial management services to National Grid group companies.

      1.2.11 National Grid Five Limited is an intermediate holding company.

         1.2.11.1 Nat Grid Finance Holdings Ltd provides financial management services to National Grid group companies.

            1.2.11.1.1 Nat Grid Finance Ltd provides financial management services to National Grid group companies.

               1.2.11.1.1.1 NG Jersey Ltd is a company organised in Jersey which provides financial management services to National Grid group companies.

               1.2.11.1.1.2 NG Investments Limited is a company organized in Jersey which provides financial management services to National Grid Group companies.

                  1.2.11.1.1.2.1 Nat Grid Investments Limited is a company organized under the laws of England and Wales provides financial management services to National Grid Group companies.

         1.2.11.2 NGC Two Ltd is an intermediate holding company and business development vehicle.

            1.2.11.2.1 The National Grid Investments Co. is an unlimited company and carries on business as an investment company.

         1.2.11.3 National Grid Six Limited provides financial management services to National Grid group companies.

         1.2.11.4 National Grid International Limited is the intermediate holding company for a number of National Grid Holding's current or planned investments outside the United Kingdom, including operations in South America, India, Africa, Continental Europe and the US. National Grid International Limited has seven active direct subsidiaries, a number of indirect subsidiaries and is a limited partner in a limited liability partnership

            1.2.11.4.1 National Grid (IOM) UK Limited is a holding company organised under the laws of the Isle of Man and is resident in England.

            1.2.11.4.2 National Grid Seven Limited is an intermediate holding company for all of the South American, African and European (outside the UK) interests held by National Grid Holdings.

               1.2.11.4.2.1 National Grid Holdings BV is organised in the Netherlands and is a holding company for National Grid Holdings' operations in Poland, Brazil, Chile, Argentina and Zambia.

                  1.2.11.4.2.1.1 National Grid Manquehue BV ("Manquehue BV") is a holding company organised under the laws of the Netherlands and holds National Grid's investment in Manquehue Net S.A.

                     1.2.11.4.2.1.1.1 Manquehue Net S.A. ("Manquehue Net") is a holding company organised under the laws of Chile and is 30% owned by Manquehue BV. Manquehue Net holds a 30.1% interest in Silica Net S.A. and a 30.1% interest in SCC Uno S.A.

                        1.2.11.4.2.1.1.1.1 Silica Net S.A. is a holding company organised under the laws of Chile and holds a 99.9% interest in Silica Networks Chile SA and a 99.9% interest in Silica Networks Argentina S.A.

                           1.2.11.4.2.1.1.1.1.1 Silica Networks Chile S.A.
                           ("Silica Networks Chile") is a company organised under the laws of Chile and is engaged in developing a telecommunications network in Chile and, together with Silica Networks Argentina, a network between Chile and Argentina.

                  1.2.11.4.2.1.2 National Grid Chile BV ("Chile BV") is a holding company organised under the laws of the Netherlands and is the holding company for National Grid's interests in Silica Net S.A and SCC Uno S.A.

                     1.2.11.4.2.1.2.1 SCC Uno S.A. ("SCC") is a holding company organised under the laws of Chile and holds interests in both Silica Networks Chile (0.1%) and Silica Networks Argentina S.A. (0.1%). SCC is owned 50% by Chile BV and 30.1% by Manquehue Net.

                        1.2.11.4.2.1.2.1.1 Silica Networks Argentina S.A. Silica Networks Argentina S.A. is a company incorporated under the laws of Argentina and owned 99.9% by Silica Net S.A. and 0.1% by SCC and engaged in the business of developing a telecommunications network in Argentina and, together with Silica Networks Chile, a network between Argentina and Chile.

                  1.2.11.4.2.1.3 National Grid Finance BV is a company formed under the laws of the Netherlands that serves as a holding company for National Grid's electricity transmission operations in Argentina.

                     1.2.11.4.2.1.3.1 Compania Inversora En Transmicion Electrica Citelec SA ("Citelec") is a company organised under the laws of Argentina and in which the National Grid group holds a 42.5% interest. Citelec is a holding company for the Transener business.

                        1.2.11.4.2.1.3.1.1 Compania de Transporte de Energia Electrica en Alta Tension Transener SA ("Transener"), in which Citelec holds an approximately 65% interest, is a company organised under the laws of Argentina and is the owner of the primary electricity transmission system that services Argentina.

                        1.2.11.4.2.1.1.1.1 Empresa de Transporte de Energia electrica Por distribution Troncal de la Provincia de Buenos Airies Sociedad Anonima Transba SA ("Transba"), a company organised under the laws of Argentina, is a regional transmission system owner in Argentina.
                        Transba is 90% owned by Transener.

                  1.2.11.4.2.1.4 National Grid Brazil Finance is an unlimited company and carries on business as an investment company.

                  1.2.11.4.2.1.5 National Grid Reserve VIII BV is a company organised in the Netherlands and is a business development vehicle.

                  1.2.11.4.2.1.6 National Grid Brazil BV a company organised in the Netherlands, is a holding company for National Grid's investment in JVCO Participacoes Ltda.

                     1.2.11.4.2.1.6.1 JVCO Participacoes Ltda of which National Grid Brazil B.V. owns 50%, is a company organised under the laws of Brazil and is a telecommunications joint venture vehicle for the National Grid group, France Telecom and Sprint Corporation.

                        1.2.11.4.2.1.6.1.1 Holdco Participacues Ltda ("Holdco") is a company organised under the laws of Brazil and is a 100% subsidiary of JVCO Participacoes Ltda. Holdco is a joint venture vehicle for the National Grid groups' Brazilian telecom operations

                           1.2.11.4.2.1.6.1.1.1 Intellig Telecomunica coes Ltda ("Intelig") is a company organised under the laws of Brazil and is a 100% subsidiary of Holdco. Intelig is engaged in telecommunications in Brazil.

                  1.2.11.4.2.1.7 National Grid Zambia BV a company formed under the laws of the Netherlands, is a holding company for National Grid group's interest in Copperbelt Energy Corporation plc ("Copperbelt").

                     1.2.11.4.2.1.7.1 Copperbelt Energy Corporation Plc a Zambian corporation, is some 38.50% owned by National Grid Zambia B.V. and is engaged in generating, buying, selling and transmitting electricity to meet the needs of the copper mining region of Zambia. Another unrelated registered holding company, CINergy, also owns a significant interest in Copperbelt.

                  1.2.11.4.2.1.8 National Grid Holland Limited is an investment company.

                  1.2.11.4.2.1.9 National Grid Poland BV is a company formed under the laws of the Netherlands and is the holding company for the National Grid group's 48.75% interest in Energis Polska Sp. z o.o. (formerly NG Koleje Telekomunikacja Sp.
                  z o. o.), a Polish telecommunications joint venture.

                     1.2.11.4.2.1.9.1 Energis Polskia Sp zo.o (formerly NG Koleje Telekomunikacja Sp. z o.o.) in which National Grid Poland B.V. holds a 48.75% interest, is organised under the laws of Poland, and is a joint venture vehicle with Energis plc and other local partners involved in telecommunications activities in Poland.

                        1.2.11.4.2.1.9.1.1 CEL Polska Sp zo.o is organised under the laws of Poland and provides telecommunications services.

            1.2.11.4.3 National Grid Indus BV is a company organised under the laws of the Netherlands and resident in the United Kingdom and is a business development vehicle.

            1.2.11.4.4 National Grid Overseas Ltd is an intermediate holding company.

               1.2.11.4.4.1 National Grid Overseas Two Ltd is a former intermediate holding company.

            1.2.11.4.5 NG Procurement Holdings Ltd. is an intermediate holding company.

               1.2.11.4.5.1 National Grid Procurement BV is a holding company organised in the Netherlands and holds the National Grid's interest of approximately 7.5% in Eutilia N.V., a company engaged in the development of an electronic business to business supply for goods and services to the European utilities sector. Eutilia N.V. is a joint venture involving a number of European utilities companies.

                  1.2.11.4.5.1.1 Eutilia NV a company engaged in the development of an electronic business to business supply for goods and services to the European utilities sector. Eutilia N.V. is a joint venture involving a number of European utilities companies.

            1.2.11.4.6 National Grid Australia GP Ptd Ltd. is a company organised under the laws of Capital Territory, Australia and carries on the business of general partner in National Grid Australia LLP.

            1.2.11.4.7 National Grid Australia LLP NG Australia LLP is a limited liability partnership established under the laws of the state of Victoria, Australia by National Grid Australia GP Pty Limited as general partner and National Grid International Limited as limited partner for the purpose of acquiring and holding investments.

               1.2.11.4.7.1 National Grid Australia Pty Ltd. is a company organized under the laws of Capital Territory, Australia and is a holding company. It became a subsidiary June 6, 2000.

                  1.2.11.4.7.1.1 Basslink Pty Ltd. is a company organised under the laws of Capital Territory, Australia and engaged in development of an electrical interconnector between the Australian states of Tasmania and Victoria.

      1.2.12 National Grid One Limited provides financial management services to National Grid group companies.

      1.2.13 Elexon Ltd. ("Elexon") carries on the business of implementing the Balancing and Settlement Code ("BSC"), as established under NGC's transmission licence, on a non-profit basis. Although, NGC is the registered owner of Elexon's shares, under the terms of the BSC Elexon has ceased to be controlled by National Grid.

      1.2.14 ENMO Limited in which National Grid Holdings owns 75%, was formed to operate the final day (balancing) gas market in Great Britain.

      1.2.15 NGG Telecoms Holdings Ltd. is an intermediate holding company.

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1  All subsidiaries are wholly owned unless otherwise noted